Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Professional Holding Corp. of our report dated March 26, 2021 relating to the financial statements, appearing in the Annual Report on Form 10-K of Professional Holding Corp. for the year ended December 31, 2020.

/s/ Crowe LLP

Crowe LLP

Atlanta, Georgia

August 31, 2021